Free Writing Prospectus
                                                      Filed pursuant to Rule 433
                                                          File No. 333-129918-04

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

                    CSMCRED-2006C3-V2.PX Deal Summary - Black

Pooled Deal Size $ 1,934,069,324                                       6/21/2006

                                                      Initial
                                                     Principal      Approximate                                             Assumed
                                                      Balance       % of Total     Approximate                   Initial    Weighted
                                     Expected            or           Initial        Initial      Pass-Through    Pass-     Average
                                      Ratings         Notional       Principal       Credit           Rate       Through      Life
                           Class   (Moody's/S&P)       Amount        Balance**      Support**     Description     Rate      (years)
------------------------   -----   -------------   --------------   -----------    -----------    ------------   -------    --------
  Offered Certificates      A-1       Aaa/AAA         $44,000,000          2.27%         30.00%      Fixed        4.9910%        3.1
                            A-2       Aaa/AAA         $30,000,000          1.55%         30.00%       WAC         5.8277%        4.9
                           A-AB       Aaa/AAA         $64,000,000          3.31%         30.00%       WAC         5.8277%        7.1
                            A-3       Aaa/AAA        $826,000,000         42.71%         30.00%       WAC         5.8277%        9.7
                           A-1-A      Aaa/AAA        $389,761,000         20.15%         30.00%       WAC         5.8277%        9.3
                            A-M       Aaa/AAA        $193,494,000         10.00%         20.00%       WAC         5.8277%        9.9
                            A-J       Aaa/AAA        $137,802,000          7.12%         12.88%       WAC         5.8277%       10.0
                             B        Aa2/AA          $43,517,000          2.25%         10.63%       WAC         5.8277%       10.0
                             C        Aa3/AA-         $16,923,000          0.87%          9.75%       WAC         5.8277%       10.0
                             D         A2/A           $31,429,000          1.63%          8.13%       WAC         5.8277%       10.0
                             E         A3/A-          $19,340,000          1.00%          7.13%       WAC         5.8277%       10.0

Non-Offered Certificates
                             F       Baa1/BBB+        $24,176,000          1.25%          5.88%       WAC         5.8277%     N/A
                             G       Baa2/BBB         $24,176,000          1.25%          4.63%       WAC         5.8277%     N/A
                             H       Baa3/BBB-        $21,758,000          1.12%          3.50%       WAC         5.8277%     N/A
                             J        Ba1/BB+          $7,253,000          0.38%          3.13%     WAC Cap       5.6430%     N/A
                             K        Ba2/BB           $7,253,000          0.38%          2.75%     WAC Cap       5.6430%     N/A
                             L        Ba3/BB-          $7,253,000          0.38%          2.38%     WAC Cap       5.6430%     N/A
                             M         B1/B+           $4,835,000          0.25%          2.13%     WAC Cap       5.6430%     N/A
                             N         B2/B            $7,253,000          0.38%          1.75%     WAC Cap       5.6430%     N/A
                             O         B3/B-           $7,252,000          0.37%          1.38%     WAC Cap       5.6430%     N/A
                             P       Caa2/CCC          $9,671,000          0.50%          0.88%     WAC Cap       5.6430%     N/A
                             Q         NR/NR          $16,923,324          0.88%          0.00%     WAC Cap       5.6430%     N/A
                            A-X       Aaa/AAA      $1,934,069,324        100.00%           N/A    Variable IO     0.0255%     N/A



                                                     Assumed
                                       Assumed        Final
                                      Principal    Distribution
                           Class       Window          Date         Cusip
------------------------   -----   -------------   ------------   ---------
  Offered Certificates      A-1    7/06     4/11    April 2011    22545DAA5
                            A-2    4/11     5/11     May 2011     22545DAB3
                           A-AB    5/11     7/15    July 2015     22545DAC1
                            A-3    7/15     5/16     May 2016     22545DAD9
                           A-1-A   7/06     5/16     May 2016     22545DAE7
                            A-M    5/16     6/16    June 2016     22545DAF4
                            A-J    6/16     6/16    June 2016     22545DAG2
                             B     6/16     6/16    June 2016     22545DAH0
                             C     6/16     6/16    June 2016     22545DAJ6
                             D     6/16     6/16    June 2016     22545DAK3
                             E     6/16     6/16    June 2016     22545DAL1

Non-Offered Certificates
                             F     N/A       N/A       N/A        22545DAM9
                             G     N/A       N/A       N/A        22545DAN7
                             H     N/A       N/A       N/A        22545DAP2
                             J     N/A       N/A       N/A        22545DAQ0
                             K     N/A       N/A       N/A        22545DAR8
                             L     N/A       N/A       N/A        22545DAS6
                             M     N/A       N/A       N/A        22545DAT4
                             N     N/A       N/A       N/A        22545DAU1
                             O     N/A       N/A       N/A        22545DAV9
                             P     N/A       N/A       N/A        22545DAW7
                             Q     N/A       N/A       N/A        22545DAX5
                            A-X    N/A       N/A       N/A        22545DAY3

DATES, ACCRUAL PERIODS, ETC.
Deal Dated Date:                 6/1/2006
Settlement Date:                 6/30/2006
Interest Accrual:                1st to 30th
1st Pay Date of Deal:            July 2006
Determination Date:              11th or Next Business Day
Bond Payment Date:               4 Business Days after
`                                Determination Date
Rated Final Distribution Date:   `

WAC Calculation And Interest Reserve:

-Each class whose pass-through rate description is "WAC CAP" or "WAC" has a pass-through rate equal or subject to the Weighted Average Net Mortgage Rate

-Interest Reserve on all Actual/360 collateral

      - Interest reserve is taken on Net Mortgage Rate

AAA PRINCIPAL DISTRIBUTIONS:

Principal distributions are as follows (Group 2 Collateral is identified on the collateral datatape under the field "Sub-Pool")

      a.) Distributions of Principal from Group 2 Collateral is allocated sequentially to the A-1-A, AAB (up to its schedule), A-1, A-2, A-AB and A-3.

      b.) Distributions of Principal from Group 1 Collateral is allocated sequentially to the A-AB (up to its schedule), A-1, A-2, A-AB, A-3 and A-1-A.

      c.) Classes A-M and below are paid prin sequentially starting from Class A-M from both groups of collateral once the Classes A-1, A-2, A-AB, A-3 and A-1-A are retired

LOSSES

Losses are allocated as follows

      a.) Losses are allocated in reverse sequential order starting with Class P and ending with Class A-M.

      b.) After the Class A-M has been retired, losses are allocated to A-1, A-2, A-AB, A-3 and A-1-A pro rata.

WEIGHTED AVERAGE NET POOL PASS-THROUGH RATE CALCULATION:

A weighted average of the following rates on the underlying mortgage loans:
(weighted on the basis of principal balance as of the beginning of the respecitve interest accrual period) --> Rate is converted to 30/360 for Actual/360 accruing loans

1.) in the case of all mortgage loans, the mortgage interest rate in effect, net of all applicable servicing and trustee fees

YIELD MAINTANENCE

With respect to each separate collateral group, Yield Maintenance is allocated through the base interest fraction to investment grade bonds (A1 through H).

After allocating to the P&I bonds, remaining is allocated to Class A-X

**All YM is allocated on a monthly equiv yield basis regardless of whether or not actual YM calculation is Monthly and ignores any spread used

**For Loans with The Greater of YM and xxx%, if the xxx% is collected, it is still considered YM

AAB Schedule

1-58  4/15/2011       64,000,000.00
 59   5/15/2011       63,141,647.57
 60   6/15/2011       62,229,467.59
 61   7/15/2011       61,100,801.95
 62   8/15/2011       60,080,030.69
 63   9/15/2011       59,053,998.64
 64   10/15/2011      57,873,454.95
 65   11/15/2011      56,836,047.24
 66   12/15/2011      55,644,437.84
 67   1/15/2012       54,595,538.26
 68   2/15/2012       53,541,232.23
 69   3/15/2012       52,184,878.14
 70   4/15/2012       51,118,140.15
 71   5/15/2012       49,897,999.62
 72   6/15/2012       48,819,470.10
 73   7/15/2012       47,574,575.32
 74   8/15/2012       46,473,068.69
 75   9/15/2012       45,365,882.53
 76   10/15/2012      44,103,752.14
 77   11/15/2012      42,984,346.11
 78   12/15/2012      41,710,328.77
 79   1/15/2013       40,578,577.99
 80   2/15/2013       39,440,991.00
 81   3/15/2013       37,852,788.99
 82   4/15/2013       36,701,136.86
 83   5/15/2013       34,375,463.20
 84   6/15/2013       33,209,988.25
 85   7/15/2013       31,890,804.82
 86   8/15/2013       30,712,513.69
 87   9/15/2013       29,528,145.83
 88   10/15/2013      28,190,584.21
 89   11/15/2013      26,993,207.08
 90   12/15/2013      25,642,990.62
 91   1/15/2014       24,432,471.26
 92   2/15/2014       23,215,708.18
 93   3/15/2014       21,554,563.69
 94   4/15/2014       20,322,948.75
 95   5/15/2014       18,939,427.23
 96   6/15/2014       17,694,320.04
 97   7/15/2014       16,297,673.84
 98   8/15/2014       15,038,936.48
 99   9/15/2014       13,773,705.53
100   10/15/2014      12,357,483.81
101   11/15/2014      11,078,416.96
102   12/15/2014       9,648,736.26
103   1/15/2015        8,355,692.05
104   2/15/2015        7,055,976.46
105   3/15/2015        5,319,518.83
106   4/15/2015        4,004,131.16
107   5/15/2015        2,539,119.10
108   6/15/2015        1,209,382.68
109   7/15/2015               --